Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN SCIENCE AND ENGINEERING, INC.

ADOPTS NEW SHAREHOLDER RIGHTS PLAN

BILLERICA, Mass. — April 17, 2008 — American Science and Engineering, Inc. (NASDAQ: ASEI) (AS&E®), a leader in X-ray detection technology, announced today that its Board of Directors has approved the adoption of a new shareholder rights plan on April 16, 2008. The plan is designed to enable the Company to protect shareholder interests in the event an unsolicited attempt is made for a takeover of the Company. The new plan replaces the shareholder rights plan entered into by the Company on April 17, 1998 which expired on April 16, 2008. The rights plan, similar to plans adopted by many other public companies, was not adopted in response to any current attempt to acquire the Company, and the Company is adopting the plan as a matter of prudent corporate governance.

Under the plan, one right will be issued for each share of the Company’s Common Stock outstanding on April 16, 2008.  Common Stock issued after that date will be issued with an attached right. Each right will initially represent the right, under certain circumstances, to purchase 1/1,000 of a share of a Series A Preferred Stock of the Company at an exercise price of $250.00.

Anthony Fabiano, President and Chief Executive Officer, commented, “The shareholder rights plan, similar to the plan previously maintained by the Company, is designed to ensure that our stockholders realize the full value of their investment in the Company.  The Company believes the plan enhances our Board of Directors’ ability to protect the interests of our stockholders.”

If a person or group acquires beneficial ownership of 15% or more of the then outstanding shares of the Company’s Common Stock, each right would entitle its holder to purchase shares of the Company’s Common Stock having a market value of two times the exercise price of the right.

The Board of Directors may redeem the rights at the redemption price of $0.01 per right, subject to adjustment, at any time prior to the earlier of April 16, 2018, the expiration date of the rights, or the date of distribution of the rights, as determined under the plan.

The rights will not affect the Company’s reported earnings per share. Details of the shareholder rights plan are outlined in a letter which will be mailed as soon as practicable after April 18, 2008 to all shareholders of record on April 16, 2008.

About AS&E®

American Science and Engineering, Inc. (AS&E) is the leading worldwide supplier of innovative X-ray inspection systems. With 50 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray. These technologies offer superior X-ray threat detection for plastic explosives, plastic weapons, liquid explosives, dirty bombs and nuclear devices. AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems.

AS&E systems protect high-threat facilities and help combat terrorism and trade fraud, drug smuggling, weapon smuggling, and illegal immigration and people smuggling. AS&E customers include leading government agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security (DHS), U.S. Department of Defense (DoD), U.S. Customs

and Border Protection (CBP), Royal Thai Police, HM Revenue & Customs (U.K.) and Hong Kong Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

Contact:
Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc
978-440-8392	978-262-8713
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement

The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products and other factors which may cause delays in production and delivery schedules; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; failure of any of our products to meet performance requirements or to continue to operate reliably because of unexpected design flaws or manufacturing defects, global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.